Exhibit 99.1

CUI Global, Inc. Announces Experienced Oil & Gas Executive,

Joseph A. Mills, to Join Board of Directors.

TUALATIN, OR — Tuesday, August 25, 2015 — CUI Global, Inc. (NASDAQ: CUI), today announced the appointment of Joseph A. Mills as an independent director of the company, effective immediately. Mr. Mills’ appointment expands the Board to 7 directors, 5 of whom are independent directors.

“Joe’s 30+ years of broad experience across the energy value chain, from the Upstream, Midstream and mineral industries will add a valuable perspective to our Board of Directors,” said William Clough, CUI Global’s president & CEO.  “We appreciate his willingness to serve as a director and look forward to benefitting from his experience, judgment, and counsel.”

Mr. Mills is currently Chairman of the Board and Chief Executive Officer of Eagle Rock Energy G&P, LLC, the General Partner of Eagle Rock Energy Partners, LP. (“Eagle Rock”) [NASDAQ:EROC]. Mr. Mills has served in this capacity since May of 2007. Eagle Rock is a growth MLP focused on the upstream sectors. In addition, Mr. Mills serves as Chief Executive Officer of Montierra Minerals & Production, LP, a privately held partnership focused on the upstream and mineral segment in the United States.

Before becoming the Chairman & CEO of Eagle Rock and launching Montierra Minerals, Mr. Mills served as Sr. Vice President of Operations for Black Stone Minerals Company and was responsible for managing all the drilling, leasing and technical operations for the Company. Before that, Mr. Mills served in a variety of executive positions at El Paso Production Company, which included roles as the Senior Vice President of Acquisitions, Technical Services and Gulf of Mexico Division. In this capacity, Mr. Mills was responsible for all the acquisition and divestiture activities worldwide at the E&P Company as well as managing the drilling, development and production activities in the Gulf of Mexico region.

Mr. Mills is a member of the board of directors at The Texas Alliance of Energy Producers and an active member in various professional organizations, including: IPAA; TIPRO; Texas Pipeline Association; Houston Association of Professional Landmen (HAPL); and American Association of Professional Landmen (AAPL).

"I am very pleased to welcome such an experienced industry professional as Joe Mills to the CUI Global board," said William Clough. "He brings extensive expertise in areas vital to CUI Global, particularly our Natural Gas Division. He is a genuine global oil & gas expert with an exceptional rolodex and understanding of the fundamentals of the industry."

Mr. Mills commented, “I am delighted to be joining such a progressive, growth oriented company as CUI Global, whose recent performance I have observed with great interest. I am looking forward to contributing to further profitable growth and enhancing shareholder value at CUI Global as it expands its commercial footprint in the natural gas industry, one of the fastest growing energy sectors.”

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com

About CUI Inc.

CUI Inc. is a technology company dedicated to the development, commercialization, and distribution of new, innovative electro-mechanical products. Over the past 20 years, CUI has become a recognized name in electronic components worldwide in the areas of power, interconnect, motion control, and sound. CUI’s solid customer commitment and honest corporate message are a hallmark in the industry. CUI is a wholly owned subsidiary of CUI Global, Inc.

For more information, please visit www.cui.com.

About Orbital Gas Systems Ltd.

Orbital Gas Systems Ltd (“Orbital-UK”) is the largest natural gas systems integrator in the United Kingdom. For over 25 years, Orbital-UK has developed its portfolio of products, services and resources to offer a diverse range of personalized gas engineering solutions to the gas utilities, power generation, emissions, manufacturing and automotive industries.  Orbital-UK’s internationally recognized expertise in the natural gas industry, including bringing together the patented VE-technology with the ground-breaking GasPTi device, offers natural gas operators and users a comprehensive engineering array for the next generation of energy metering systems. Orbital-UK is a wholly owned subsidiary of CUI Global, Inc.

For more information, please visit www.orbital-uk.com or www.orbitalglobalsolutions.com.

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

Media Contact: CUI Global, Inc. Reid Hornberger Main: 503-612-2300 press@cuiglobal.com	Outside IR contact: Stonegate Capital Partners, Inc. Casey Stegman 214-987-4121 casey@stonegateinc.com